Lumentum Offer of Employment

January 11, 2019

Mr. Wajid Ali

Dear Wajid,

We are very excited to have you join Lumentum. Your experience and leadership skills will have an immediate positive impact on Lumentum. Your leadership style coupled with your concern for the team will accelerate our results.
Please accept the following offer of employment:

•	Title- Executive Vice President (E300 level)

•	Base Salary- $500,000

•	Target Incentive Opportunity- 80% of base salary ($400,000)

o	Your TIO payout will be pursuant to the FY19 cash incentive plan, provided however that for the FY19 2nd Half bonus, you will be paid no less than $250K

•	Total Target Cash- $900,000

•	On or after the 15th day of the month following your employment start date, you will receive the following grants:

o
New Hire Restricted Stock Units- in an approximate value of $1,000,000, which 1/3 shall vest on or around the first anniversary of the vesting start date and the remaining shares shall vest quarterly over the following two years thereafter, assuming your continued employment through each vesting date.

o	Replacement Restricted Stock Units- in an approximate value of $5,000,000 with the following vesting schedule, assuming your continued employment through each vesting date:

▪	15% of the shares will vest December 15, 2019

▪	25% of the shares will vest February 15, 2020

▪	The remaining shares will vest quarterly over the following two years thereafter.

•	You will receive a $1,000,000 sign on bonus payable within 30 days of your start date, subject to repayment pursuant to the agreement attached as Exhibit A

•	You will be eligible for a focal stock grant (August 2019) and the Company’s annual merit process (October 2019).

o
We will recommend to the Compensation Committee that your focal stock award will be in an approximate value of $2,875,000 and will be a combination of RSUs and PSUs as approved by the Compensation Committee at the August Comp Committee meeting.

All equity awards are subject to the terms and conditions of the Company's 2015 Equity Incentive Plan and your specific grant agreement. The number of RSUs subject to your awards will be calculated by Lumentum based on the following formula: the values above divided by the volume-weighted average trading price of Lumentum shares sold on the NASDAQ during the calendar month preceding the grant date.

You will be eligible to participate in a comprehensive benefit program including health, vision, dental, life and disability insurance benefits on your date of hire. You will also be eligible to participate in the Company’s 401K Plan and Employee Stock Purchase Plan (ESPP). Other benefits include discretionary time off, sick leave, paid holidays, flexible spending accounts for child and health care, and tuition reimbursement. Additional benefit information can be provided at your request.

You will be eligible to participate in the 2015 Change in Control Benefits Plan (“Plan”).  The Plan provides for cash payments, accelerated vesting of options, restricted stock units and other securities, and reimbursement of COBRA premiums under certain circumstances.

We are positive you will make an immediate impact! Looking forward to you joining Lumentum’s team of inventive and success-driven professionals who are creating the future with light.

Best Regards,

/s/ Alan S. Lowe
Alan S. Lowe
President and CEO

Additional requirements related to your offer:

•	Successful completion of a background screen, including prior employment, education, and criminal history

•
Pursuant to federal law, please bring with you on your first day of work original documentation of your right to work in the United States (proof of citizenship or work visa), and be prepared to sign the verification form required by Federal law (DHS Form I-9); your right to work in the U.S. will be confirmed by E-Verify, as required by the Department of Homeland Security for government contractors

•
U.S. export control laws require that Lumentum obtain a government export license prior to releasing technologies to certain persons. This offer and your employment may be conditioned upon Lumentum's ability to satisfy U.S. export control laws. The decision to pursue an export license, if required, is at the sole election of Lumentum

•	Sign the Company’s Employee Proprietary Information and Inventions Agreement

Your employment with Lumentum is voluntarily entered into and is for no specified period. As a result, you will be free to resign at any time, for any reason, or for no reason at all. Similarly, Lumentum will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of Lumentum, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of Lumentum.

This offer of employment is valid for five (5) business days from the date of the letter. Please sign and return to Lumentum or accept electronically.

Signature:    /s/ Wajid Ali

Name:        Wajid Ali

Date:         January 13, 2019